UNITED STATES SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
FORM 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d) of
the Securities Exchange Act of 1934
February 8, 2006

Date of Report (Date of Earliest Event Reported)
BUSINESS OBJECTS S.A.

(Exact name of Registrant as specified in its charter)

Republic of France	0-24720	98-0355777

(State or other jurisdiction of	(Commission File Number)	(I.R.S. Employer
incorporation)		Identification Number)
157-159 Rue Anatole France, 92300 Levallois-Perret,
France

(Address of principal executive offices)
(408) 953-6000

(Registrant’s telephone number, including area code)

(Former name or former address, if changed since last report)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
☐ Written communication pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into a Material Definitive Agreement
Item 9.01 Financial Statements and Exhibits
SIGNATURE
EXHIBIT INDEX
EXHIBIT 2.1
EXHIBIT 2.2

Item 1.01 Entry into a Material Definitive Agreement.
     On February 8, 2006, Business Objects S.A. (the “Company”) entered into an Agreement and Plan of Merger (the “Merger Agreement”) with Business Objects Americas, a Delaware corporation (“Americas”) and wholly owned subsidiary of the Company, Flagship Acquisition Corp., a Wisconsin corporation and a wholly owned subsidiary of Americas (“Merger Sub”), Firstlogic, Inc., a Wisconsin corporation (“Firstlogic”), and Ralph Bouma, Jr., acting solely as the shareholder representative. The Merger Agreement provides that, upon terms and subject to the conditions set forth in the Merger Agreement, Merger Sub will merge with and into Firstlogic, with Firstlogic continuing as the surviving corporation and an indirect, wholly owned subsidiary of the Company (the “Merger”).
     Under the terms of the Merger Agreement, upon consummation of the Merger, the Company will acquire all of the capital stock of Firstlogic for approximately $69 million in cash ($8.4 million which is subject to an escrow). In addition, under the terms of the agreement, $3.1 million will be placed in a separate escrow in the event of any adjustments that may be made to the purchase price in connection with certain working capital adjustments. An additional $200,000 will be placed in escrow to be available solely to pay the fees and expenses incurred or charged by the shareholder representative in accordance with the terms of the Merger Agreement.
     Upon consummation of the Merger, the holders of options to acquire shares of Firstlogic common stock outstanding immediately prior to the consummation of the Merger, whether or not exercisable or vested, shall, by virtue of the Merger, be cancelled in consideration of a cash payment pursuant to the terms of the Merger Agreement.
     Firstlogic has made customary representations, warranties and covenants, including, among others, covenants (i) to conduct its business in the ordinary course consistent with past practice during the interim period between execution of the Merger Agreement and consummation of the Merger; (ii) not to engage in certain kinds of transactions during such period; and (iii) not to solicit proposals relating to alternative business combination transactions.
     The completion of the Merger is subject to various closing conditions, including (i) obtaining the approval of the shareholders of Firstlogic; (ii) no legal or regulatory restraint or prohibition preventing the consummation of the Merger; (iii) expiration or termination of the applicable Hart-Scott-Rodino waiting period; (iv) subject to certain exceptions, the accuracy of the representations and warranties; (v) receipt of required consents from third parties; and (vi) absence of any material adverse change on Firstlogic.
     The foregoing description of certain terms of the Merger Agreement does not purport to be complete, and is qualified in its entirety by reference to the full text of such agreement, a copy of which is filed as Exhibit 2.1 hereto and is incorporated herein by reference.
     Concurrently with the execution of the Merger Agreement, and in consideration thereof, certain shareholders of Firstlogic entered into a voting agreement with the Company, whereby each such shareholder agreed that while the voting agreement is in effect their shares of Firstlogic common stock and any additional shares acquired by them after the date of the voting agreement will be voted in favor of the proposed Merger and against any proposal that would prevent, impede, delay or adversely affect the Merger. The shares subject to the voting agreement and proxies represent a majority of Firstlogic’s issued and outstanding shares. A form of voting agreement is attached hereto as Exhibit 2.2.

Item 9.01 Financial Statements and Exhibits.
(d) Exhibits

Exhibit Number	Description
2.1	Agreement and Plan of Merger dated February 8, 2006 by and among Business Objects, S.A., Business Objects Americas, Flagship Acquisition Corp., Firstlogic, Inc., and Ralph Bouma, Jr.

2.2	Form of Voting Agreement.

SIGNATURE
     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.
Date: February 10, 2006

BUSINESS OBJECTS S.A.

By:	/s/ James R. Tolonen

James R. Tolonen
Chief Financial Officer and Senior Group
Vice President

EXHIBIT INDEX

Exhibit Number	Description
2.1	Agreement and Plan of Merger dated February 8, 2006 by and among Business Objects, S.A., Business Objects Americas, Flagship Acquisition Corp., Firstlogic, Inc., and Ralph Bouma, Jr.

2.2	Form of Voting Agreement.